Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-144905, 333-151158, 333-156026, 333-175257 and 333-177863) and Forms S-8 (Nos. 333-136206, 333-136207, and 333-168581) of Metalico, Inc. and Subsidiaries of our report dated March 17, 2014 relating to our audits of the consolidated financial statements of Metalico, Inc. and Subsidiaries as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, which appear in the Annual Report on Form 10-K of Metalico, Inc. for the year ended December 31, 2013.

/s/ CohnReznick LLP

Roseland, New Jersey

March 17, 2014